Exhibit 3.2
AMENDMENT TO THE
AMENDED AND RESTATED BY-LAWS
OF
SIRIUS SATELLITE RADIO INC.
          Sirius Satellite Radio Inc., a corporation organized and existing under the laws of the State of Delaware, in accordance with Article IX of its Amended and Restated By-Laws (the “By-Laws”), hereby inserts Article X of the By-Laws as follows:
ARTICLE X
POST-MERGER ACTIONS
     “At any time prior to July 28, 2010 (i) any termination or replacement of either the Chief Executive Officer or Chairman of the Board of Directors as of July 28, 2008 (or such individual’s successor) and (ii) any sale, transfer or other disposition of assets, rights or properties which are material, individually or in the aggregate, to the corporation (or the execution of any agreement to take any such action), shall require the prior approval of a majority of the Independent Directors (as defined in the NASDAQ MarketPlace Rules) serving on the Board of Directors.”
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Dated: July 28, 2008

SIRIUS SATELLITE RADIO INC.

By: Name: Title:	/s/ Patrick L. Donnelly Patrick L. Donnelly Executive Vice President, General Counsel and Secretary